Law Offices
                        Freedman, Levy, Kroll & Simonds
                 Washington Square, 1050 Connecticut Ave., N.W.
                          Washington, D.C. 20036-5366
                                 (202) 457-5100

                                                             Cable "Attorneys"
                                                      Telecopier: 202-457-5151


                              September 14, 1998



                        OPINION AND CONSENT OF COUNSEL


1st Atlantic Guaranty Corporation
4847 Cordell Avenue, Suite 200
Bethesda, Maryland 20814


Executives:

      We are giving this opinion in connection with the filing with the Securities and Exchange Commission ("SEC") by 1st Atlantic Guaranty Corporation, a Maryland corporation ("Company"), of Amendment No. 1 under the Securities Act of 1933 ("1933 Act") to the Company's Registration Statement on Form S-1 (File No. 333-41361) ("Registration Statement"). The Registration Statement under the 1933 Act relates to five types of face-amount certificates, namely the Accumulator, Cornerstone, Growth, Premier and Reserve Certificates (collectively, "Certificates"), to be offered by the Company.

      We have examined the Company's Articles of Incorporation and Amendment thereto; the Company's By-Laws; certain Board of Directors' resolutions; the Registration Statement as originally filed with the SEC under the 1933 Act on December 1, 1997, including Amendment No. 1 to the Registration Statement under the 1933 Act, substantially in the form in which it is to be filed with the SEC; a Certificate of Good Standing as issued by the Maryland State Department of Assessments and Taxation on September 14, 1998; pertinent provisions of the laws of Maryland; and such corporate and other records, certificates, representations, documents, and statutes that we have deemed relevant in order to render the opinion expressed herein.

      Based on such examination, we are of the opinion that:

            1.    The  Company  is  a  corporation  duly  organized,   validly
      existing,  and in good standing under the laws of the State of Maryland;
      and

            2. The Certificates to be offered for sale by the Company, when issued and paid for in the manner contemplated by the Registration Statement, as amended, will be legally issued, fully-paid, and


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1st Atlantic Guaranty Corporation
September 14, 1998
Page 2


      non-assessable and will constitute legally binding obligations of the Company enforceable against the Company in accordance with their terms.

      This letter expresses our opinion as to the Maryland General Corporation Law, addressing matters such as due formation and the authorization and issuance of the Certificates, but does not extend to the securities or "Blue Sky" laws of Maryland or to federal securities or other laws.

      We consent to the use of this opinion as an Exhibit to the Registration Statement, as amended. In giving this consent we do not admit that we come within the category of persons whose consent is required under section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                           Very truly yours,

                                           /s/FREEDMAN, LEVY, KROLL & SIMONDS
                                           ----------------------------------
                                           FREEDMAN, LEVY, KROLL & SIMONDS